Exhibit 16
March 20, 2006
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Commissioners:
We have read the statements made by Compass Bancshares, Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of Compass Bancshares, Inc. dated March 17, 2006. We agree with the statements concerning the dismissal of our Firm as the independent registered public accounting firm of Compass Bancshares, Inc. in such Form 8-K.
Very truly yours,
/s/ PricewaterhouseCooopers LLP
PricewaterhouseCoopers LLP